Exhibit 99.3

OPTi and NVIDIA Reach Licensing and Settlement Agreement in Patent Infringement Action

Mountain View, CA., August 4, 2006 – OPTi Inc (OTCBB:OPTI) today announced that it has reached a licensing and settlement agreement with nVidia Corporation (“nVidia”). The agreement settles the lawsuit that the Company filed against nVidia in the Eastern District of Texas.

On October 19, 2004, the Company announced that it filed a complaint against nVidia in the United Stated District Court for the Eastern District of Texas, for infringement of five U.S. patents. The five patents at issue in the lawsuit are U.S. patent No. 5,710,906, U.S. patent No. 5,813,036, U.S. patent No. 6,405,291, all entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses,” U.S. patent No. 5,944,807 and U.S. patent No. 6,098,141, both entitled “Compact ISA-Bus Interface.” The complaint alleged that nVidia infringes the patents by making, selling, and offering for sale products based on and incorporating Predictive Snooping technology and the Low Pin Count Interface Specification in various of its products and inducing and contributing to the infringement of the patents by others. OPTi had requested a jury trial in this matter.

The licensing agreement grants nVidia a non-exclusive, non-assignable license under the OPTi patents at issue in the October 2004 claim.

In exchange for the Company agreeing to dismiss its lawsuit against nVidia, within 5 business days of execution of the licensing and settlement agreements, nVidia will make an initial payment of $10,000,000 to OPTi for the license grant and an additional $1,000,000 for a fully paid-up license on the Compact ISA-Bus Interface patents. The Company is also to receive quarterly royalty payments of $750,000 each from nVidia, commencing in February, 2007 and continuing so long as nVidia continues to use the Company’s Predictive Snooping technology up to a maximum of 12 such payments.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against nVidia and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the nVidia litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 625-8787